UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report: September 23, 2005
(Date of earliest event reported)
Manor Care, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-10858 (Commission File Number)	34-1687107 (IRS Employer Identification No.)
333 N. Summit Street
Toledo, Ohio 43604-2617
(Address of principal executive offices, including zip code)
(419) 252-5500
(Registrant’s telephone number, including area code)
          Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4-Matters Related to Accountants and Financial Statements

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On September 23, 2005, management of the Company concluded, with the approval of the Audit Committee of the Board of Directors of the Company (Audit Committee), that its unaudited financial statements for the quarterly periods ended March 31, 2005 and June 30, 2005 are required to be restated in order to reflect the adjustments of restricted stock compensation and the related income tax effect, as discussed below. Because of the restatement, the Company’s previously issued financial statements for the quarterly periods ended March 31, 2005 and June 30, 2005, which are included in the Quarterly Reports on Form 10-Q filed with respect to such periods, should no longer be relied upon.
During the first quarter of 2005, and in anticipation of adopting the Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), “Share-Based Payment” (FAS 123R), Manor Care reviewed its accounting practices for all stock-based compensation, including restricted stock, and its method of amortizing its restricted stock compensation to the expected retirement date. Due to the first-quarter review, Manor Care determined that its restricted stock compensation should have been amortized to the retirement eligible date. As a result, the Company recorded a non-cash pretax charge of $10.3 million ($6.6 million after tax, or 8 cents per share) to reflect the accelerated expense for the years 2000 through 2004. The effect on the Company’s prior years’ earnings per share was not deemed material at that time. In addition, the Company recorded $8.2 million ($5.2 million after tax, or 6 cents per share) of expenses for restricted stock awards made to retirement eligible employees in the first quarter of 2005.
Subsequent to the release of Manor Care’s first-quarter earnings, the Company’s independent registered public accounting firm advised Manor Care that due to the widespread practice of recognizing compensation expense over the explicit service period (i.e. up to the date of actual retirement), the SEC staff would accept continuation of that practice under Accounting Principles Board Opinion 25 (APB 25) and FASB Statement No. 123 (FAS 123). In addition, for companies that had followed that practice, Manor Care was advised that the SEC staff would require a continuation of that practice for awards granted prior to the adoption of FAS 123R. For companies such as Manor Care that had already made the accounting change in the first quarter, Manor Care was further advised that there would be no objection from the SEC staff because of the immateriality of the change.
In the third quarter of 2005, Manor Care determined that deferred tax assets related to restricted stock, previously recorded in the amount of $8.6 million ($6.9 million of which was recorded in the first quarter of 2005), would not be realized due to the limitations on the tax deductibility of executive compensation and should not have been previously recorded. The Company further determined that the previously discussed first-quarter restricted stock adjustments, including any reversal of deferred tax assets, while not material for all years prior to 2005, would be material for 2005 net income.
Consistent with the SEC staff views described above and in consultation with the Company’s independent registered public accounting firm, Manor Care has reverted to its original accounting practice of recognizing compensation cost over the explicit service period and will amend its first- and second-quarter Form 10-Qs. The impact of the restatement for the first quarter reduces general and administrative expenses and increases income before income taxes by $17.7 million. The reversal of the deferred tax assets increases income taxes by $8.6 million. The combined effect increases net income by $9.1 million and increases diluted earnings per share (EPS) by 10 cents. The second-quarter restatement decreases general and administrative expenses, increases income before income taxes and increases net income, all by less than $200,000. There is no change to diluted EPS in the second quarter.
On September 23, 2005, the Audit Committee and management of the Company reviewed and discussed the adjustments to restricted stock compensation and the related income tax effect that are required to correct the error described above. Representatives of the Company’s independent registered public accounting firm, Ernst and Young LLP, also attended the meeting and discussed the matters disclosed in the Current Report on Form 8-K with the Audit Committee.
On September 27, 2005, the Company issued a press release, attached hereto as Exhibit 99.1 and incorporated by reference, discussing the above matters.
Section 9-Financial Statements or Exhibits

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits

99.1	Press Release dated September 27, 2005

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 27, 2005

Manor Care, Inc.
By:	/s/ Geoffrey G. Meyers
	Name:	Geoffrey G. Meyers
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated September 27, 2005